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                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     Form 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
               12(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                      Commission File Number: 333-92003-01
                                  -------------

                             KeySpan Gas East Corp.
             (Exact name of registrant as specified in its charter)

              175 East Old Country Road, Hicksville, New York 11801
                           (516) 755-6650 (Hicksville)
       (Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

              Medium Term Notes, 6.90% Notes, Due January 15, 2008;
             Medium Term Notes, 7.875% Notes, Due February 1, 2010.
            (Title of each class of securities covered by this Form)

                                      None.
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)                   Rule 12h-3(b)(1)(i)       [X]
        Rule 12g-4(a)(2)                   Rule 12h-3(b)(1)(ii)
                                           Rule 12h-3(b)(2(i)
                                           Rule 12h-3(b)(2)(ii)
                                           Rule 15d-6                [X]

Approximate number of holders of record as of the certification notice date:

                   Medium Term Notes, 6.90% Notes - 39 Holders
                   Medium Term Notes, 7.875% Notes - 52 Holders

Pursuant to the requirements of the Securities Exchange Act of 1934, KeySpan Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                KEYSPAN GAS EAST CORP.

Dated: August 24, 2007                      By: /s/Philip A. DeCicco, Jr.
                                                -------------------------
                                                Name:  Philip A. DeCicco
                                                Title: Assistant Secretary














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